Conference Call Transcript

CBRX - Columbia Laboratories and Watson Pharmaceuticals Joint Conference Call

EVENT DATE/TIME: DEC 06, 2010 / 01:30PM  GMT

CORPORATE PARTICIPANTS

 Seth Lewis
 The Trout Group - IR

 Frank Condella
 Columbia Laboratories, Inc. - President and CEO

 Fred Wilkinson
 Watson Pharmaceuticals, Inc. - EVP of Global Brands

CONFERENCE CALL PARTICIPANTS

 Ken Cacciatore
 Cowen and Company - Analyst

 Raymond Myers
 The Benchmark Company - Analyst

Matthew Harrison
USB - Analyst

Gregg Gilbert
 BAS-ML - Analyst

 Rich Silver
 Barclays Capital - Analyst

 David Risinger
 Morgan Stanley - Analyst

 David Amsellem
 Piper Jaffray - Analyst

 Frank Pinkerton
 SunTrust Robinson Humphrey - Analyst

 David Buck
 Buckingham Research Group - Analyst

 Pascal Besman
 JMP Securities - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the PREGNANT study top-line results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. (Operator Instructions). As a reminder, today's conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Seth Lewis from The Trout Group. Please go ahead.

 Seth Lewis - The Trout Group - IR

 Good morning and thank you for joining us for the PREGNANT study top-line results call. I am Seth Lewis with the Trout Group, Columbia's investor relations firm. And with me this morning are Frank Condella, President and CEO of Columbia Laboratories, and Fred Wilkinson, Executive Vice President of Global Brands of Watson Pharmaceuticals. If you have not already received it, you may access the press release issued jointly by Columbia and Watson this morning at columbialabs.com and watson.com.

During the course of the call, the speakers will make projections and other forward-looking remarks regarding future events. These forward-looking statements reflect Columbia's and Watson's perspectives on current trends and information and can be identified by such words as expect, plan, will, may, anticipate, believe, could, should, would, intend, estimate, project, potential and other words of similar meaning.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including but not limited to those noted in this morning's press release in Columbia's and Watson's filings with the SEC including their respective annual reports on Form 10-K/A and 10-K for the year ended December 31, 2009; quarterly reports on Forms 10-Q for the period ended September 30, 2010 and 8-K.

Actual results may differ materially from those projected in these forward-looking statements. Columbia and Watson disclaim any obligation to update these forward-looking statements except as expressly required by law.

For the benefit of those who may be listening to the replay, this call was held and recorded on December 6, 2010. Since then, Columbia and Watson may have made announcements related to the topics discussed so please reference the Company's most recent press releases and SEC filings.

With that, I will turn the call over to Frank Condella.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Thanks, Seth, and good morning everyone. I hope you are all as pleased as I am by the positive top-line results for the PREGNANT study. The administration of PROCHIEVE 8% vaginal progesterone gel was associated with a statistically significant reduction in the rate of preterm birth at less than or equal to 32 6/7 weeks gestation compared to placebo gel. This was the primary endpoint of the PREGNANT study.

There was also evidence of improvement in infant outcome, and the incidence and profile of adverse events in patients receiving PROCHIEVE 8% was comparable to placebo. These positive results are the culmination of a huge sustained effort by many people, including our collaborators at the Eunice Kennedy Shriver National Institute of Child Health and Human Development of the National Institutes of Health, the many physicians and medical professionals at participating study centers and our own clinical research team.

I especially want to extend my gratitude to each of the patients who participated in this landmark trial. The efforts of these many individuals now give new hope to at risk women, their infants and families. We believe it is important to preserve the opportunity to publish this study in a peer-reviewed setting for medical professionals and are already working towards this goal. In accordance with most publication policies, we are only disclosing top-line results today and do not plan to make further details about the study results available until publication.

The link between short cervix and risk for preterm birth was first demonstrated in a study of 2,915 women by Iams published in 1996 in the New England Journal of Medicine.

Short cervix was shown to be the most important single predictor of preterm birth in a study by To and Nicolaides published in 2006 in the journal Ultrasound in Obstetrics and Gynecology.

In 2007, a study by Fonseca and Nicolaides demonstrated that women with a short cervix responded to treatment with vaginally administered progesterone. This study was also published in the New England Journal of Medicine.

Then in a planned subset analysis of our previous preterm birth study which was published in 2007 in Ultrasound in Obstetrics and Gynecology, PROCHIEVE 8% use was associated with a statistically significant reduction in the incidence of preterm birth in women with a short cervix.  This analysis also showed improved infant outcome for babies born to women with a baseline cervical length below 28 millimeters treated with PROCHIEVE 8%.

The PREGNANT study was designed after a detailed review of the aforementioned studies and discussions with the FDA and initiated in the first quarter of 2008. Its goal was to evaluate the ability of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervical length as measured by transvaginal ultrasound in mid-pregnancy.

We were pleased to collaborate on this study with Dr. Roberto Romero, Chief of the Perinatology Research Branch of the Division of Intramural Research of the NICHD of the NIH. The PREGNANT study enrolled 465 healthy pregnant women between the ages of 15 and 45 with singleton pregnancy. All subjects were diagnosed by transvaginal ultrasound as having a short cervix in mid-pregnancy. They were enrolled at 40 sites in 10 countries.

Patients were randomly assigned to receive either PROCHIEVE 8% or a placebo vaginal gel once daily until the earlier of 37 weeks gestation or delivery. The study was double-blind so neither patients nor the medical teams knew who received the active drug. We are very pleased to report these positive top-line results.

Women with a short cervix treated with PROCHIEVE 8% in this clinical trial had a statistically significant lower incidence of preterm birth at 32 6/7 weeks gestation. In addition to meeting the primary endpoint, we saw evidence of improved infant outcome and safety comparable to placebo. Based upon these results, we believe PROCHIEVE 8% will be an important drug in helping reduce the incidence of preterm birth in the area with a significant unmet medical need.

We look forward to discussing the PREGNANT study results with the FDA and to submitting an NDA for PROCHIEVE 8% in this potential new indication in the second quarter of 2011, with an FDA decision anticipated in 2011 or 2012.

With that, I will turn the call over to Fred.

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Thank you, Frank. As Columbia's partner and a marketer of CRINONE and PROCHIEVE, I would like to echo Frank's earlier comment and say that we are very pleased with the positive top-line results from the PREGNANT study. I would also like to extend my congratulations to the management team of Columbia as well as the clinical teams at NIH and with a special recognition to Dr. George Creasy and Dr. Roberto Romero for the outstanding work in successfully completing this important trial.

So my role today is to provide you with Watson's initial evaluation of the preterm market and the opportunity we see for vaginal progesterone therapy in that market. I will focus my remarks on the current practices. I will attempt to define the potential patient population and then to give you some thoughts as to how we define the overall market potential.

Over the last several months, we have evaluated the literature, entered into discussions with advocacy groups, interviewed a lot of key thought leaders, and conducted formal research in order to better understand the preterm birth market to assess the awareness of short cervix as a predictor of preterm birth, to identify the diagnostic procedures utilized in OB/GYN and maternal fetal monitoring practices so as to identify potential risk, and to evaluate the extent that a commercial product indicated for the management of preterm birth would fulfill this serious unmet need.

We have concluded that the US preterm birth market is reasonably well defined. As referenced by NIH, the March of Dimes, and a number of key opinion leaders, preterm birth occurs in approximately one of eight or roughly 12% of the live births. We remind everyone that we are using the ACOG and the March of Dimes definition of any birth that occurs prior to 37 weeks of gestation is a preterm birth.

We are also using 4.3 million US live births as metrics for our market research. Others might cite numbers slightly higher than that, but for today's purposes we have removed multiple births because the studies done to date exclude multiple gestation pregnancy as well as pregnancy terminations and fetal deaths. So 12% of 4.3 million births results in just over 500,000 premature babies born in the US each year.

March of Dimes, who have focused their efforts on this public-health problem, recently cited several interesting facts in their 2010 prematurity score card. Among those worth noting are first, the rate of premature births in America is higher than that in most other developed nations. The cost to treat premature birth is about 10 times that of treating healthy babies and results in about $26 billion per year of cost.

Preterm birth is the leading cause of newborn deaths in the US each year. And lastly, the March of Dimes recently gave the United States a D grade on its ability to lower the premature births with their objective to lower preterm birth rate to 7.6%.

We also know that there is currently no FDA-approved product for the prevention of preterm birth, and nothing else in the pipeline that we are aware of that addresses women with a short cervix.

So how are OBs addressing premature or preterm birth risks and now? The focus for care is largely on surveillance not on management. Some are conducting fetal fibronectin tests at different points during the pregnancy. Some are doing serial cervical measurements and transvaginal ultrasounds. Many are consulting with maternal fetal medicine professionals but almost all are left with the opportunity or the remaining opportunity to prescribe complete bed rest at the first sign of a problem.

We recognize that at present we have what is called the traditional Catch 22. Without a therapy of available to treat women at risk for preterm birth, OB/GYNs are generally less likely to screen for it and that is clearly the case here regarding the short cervix. What we have found is that abdominal ultrasound is typically used first despite unanimous belief that transvaginal ultrasound provides the most reliable measurements. Changing this mindset is our first mission.

With this as background, let's discuss the market opportunity for those patients with short cervix. For purposes of our market research we focused on women with a baseline cervical length equal to or less than 20 millimeters, which conforms with the PREGNANT study, and we have confirmed that this results in approximately 5% of the population. If you assume current weekly pricing of the product, the use of the product for an average of 17 weeks, and the market for the patient similar to those included in the Phase III trial would be in the range of $250 million to $275 million.

Our research indicates that OB/GYNs will welcome an FDA approved management tool for preterm birth. Over 85% of the OB/GYNs surveyed are, quote, very likely to use an FDA-approved formulation for vaginal progesterone for preterm birth management. As an aside, this was significantly higher than those that stated they were likely to use an intramuscular formulation. And the availability of an FDA approved product will likely increase their use of transvaginal ultrasound to identify the short cervix risk.

So we believe the market is primed and can be developed by Watson. We are planning to conduct additional market research which will focus on the availability of transvaginal ultrasound or TVU devices in each practice, the willingness to include and to acquire TVU probes, the willingness to develop the habit of conducting TVUs on all deliveries. And we are conducting additional market research to assess the physician's willingness to accept and prescribe PROCHIEVE for the management of the patient at risk for preterm birth.

So in closing, we have study results that support PROCHIEVE as the potential therapy to address a very significant unmet need. Based on our market research, vaginally administered PROCHIEVE is well positioned to be a success as a preferred option.

The next steps for us and the Columbia team include a pre-NDA meeting with FDA, publication of the data in a peer-reviewed journal, filing of the NDA in the second quarter of 2011, and working with the FDA for the approval and potential launch in late 2011 or early 2012.

And with that, I will turn the call back over to Frank and get the Q&A under way.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Thank you, Fred. Operator, please open the call to questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Ken Cacciatore, Cowen and Company.

 Ken Cacciatore - Cowen and Company - Analyst

 Hi, good morning guys and congratulations on the study. So just a couple of questions. Do you think the agency, when you go for an approval, will limit the label to less then two centimeters? And if that is the case, can you talk about maybe your Phase IV program? Will you try to extend to higher cervical -- longer cervical length?

And then also, Fred, you gave us a great definition of the marketplace around the study results or where you studied the product but can you talk about short cervix in general, what the size of that population is so we can get some sense of clinicians on their own choice want to use it in longer cervical lengths? Thanks and then a follow-up.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Good morning, Ken. This is Frank and thanks for your question. I think in terms of the NDA filing you know there is a long ways to go in terms of our negotiations with the FDA around labeling. We have got a lot of work to do on both teams but our intent is to look at other data like our previous study and to go for the broadest label possible. But it is way too early to say and we are just really pleased that we have got a positive result with this trial.

Fred, maybe you want to comment on the market.

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Yes, so the market research that we have conducted very much parallels some of the information that Columbia had presented in the past. A slightly different size in the number of live births that we have utilized because we, as I mentioned, we have gone to singletons and we also eliminated some of the other complicated or complications that occur.

What we have clearly been able to define is the percentage that have a short cervix below 2 centimeters or 20 millimeters. Where it gets a little more fuzzy is those that are at that 2 to 2.5 and 2.5 to 3, primarily because the measurement specificity around those measurements is a little bit vague. And so physicians need to get used to doing cervical length measurements, get a little bit better at it. And I think there will be better data that will come from that.

The total market is about 500,000 patients when you get down to those that have a measurement below 2 centimeters or 20 millimeters then it sits in the 200,000 range. So that is kind of the market that we are looking at for where we think there will be some obvious use of the product.

Our market research is clearly going to go and look at what use might occur in a little larger population but we are right now just assessing what the clear picture would be today.

 Ken Cacciatore - Cowen and Company - Analyst

 Okay. Do you think you will have results available by ACOG in April?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 I would hope so, yes.

 Ken Cacciatore - Cowen and Company - Analyst

 All right. Thank you.

Operator

 Raymond Myers, Benchmark.

 Raymond Myers - The Benchmark Company - Analyst

 Thank you, good morning and congratulations.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Thanks, Ray.

 Raymond Myers - The Benchmark Company - Analyst

 I want to ask first whether these study results trigger either a $6 million to $8 million milestone payment from Watson? I know there's some complex calculations that are involved. Could you explain those calculations and let us know when you will be able to answer that question?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Well, Ray, you are very familiar with the contract. I know it is publicly available. I think it is way too early for us to be able to comment on that. The full statistical analysis and report is not even available yet. We are just reporting top-line results here. So you are going to need to give us some time to get the report from the statistician to review that and then to have a discussion with Watson. So we will inform you and the rest of the market as soon as we have any indication on that.

 Raymond Myers - The Benchmark Company - Analyst

 Can you clarify whether the secondary endpoints need to be statistically significant to get the full $8 million and whether they need to be statistically significant to get the $6 million?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Well according to the contract yes, there is a secondary endpoint that is defined in that it has to be statistically significant with a p-value of at least 0.05. But we are not providing any information about any of our secondary endpoints today. There are multiple secondary endpoints and as we mentioned before, you know what we see is really important is to discuss the data with the FDA first and then also get a publication in a peer-reviewed journal as soon as possible. If in the meanwhile we are able to determine the outcome on the milestone, we will make a comment about that. But it wasn't expected to be paid until the first quarter at the earliest anyway.

 Raymond Myers - The Benchmark Company - Analyst

 Okay. We are less interested in actually the money at this point than trying to read into how likely you believe it is that you will reach statistical significance in the secondary endpoint.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Well I would just like to say, Ray, there are multiple secondary endpoints. There are multiple different things we look at in infant outcome. And I think that all we can say today is what we have said in the press release. Otherwise we are tipping our hand to the publication and we really have to be careful not to do that.

The top-line result is that we met the primary endpoint with statistical significance and there are other endpoints that have been -- that you will see the results on as soon as we can have a discussion with the FDA and then also get a publication lined up. But both the FDA and the peer-reviewed journals do not like it when you release detailed information about your study before you give it to them.

 Raymond Myers - The Benchmark Company - Analyst

 So we understand. We just want to clarify that the fact that you did not state that you reached statistical significance in the secondary endpoint does not mean that conclusively you have not or will not. There is still more analysis to be done and you very well might reach statistical significance in some of the secondary endpoints. Is that a correct interpretation?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Yes, that's correct.

 Raymond Myers - The Benchmark Company - Analyst

 Okay, that's excellent. Separate question. Regarding the safety, it was great news to hear that the safety was comparable to placebo. Were there any safety risks or concerns exhibited by the PROCHIEVE treated women that might preclude PROCHIEVE from being used in that 2 to 3 centimeter cervix length?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Well, we didn't study it in the 2 to 3 centimeter women in this study, so I can't say. But in previous studies, there has never been any problem in women with a short cervix in a range more than 20 millimeters. So as I will just repeat that the safety is as we expected. It has been in use for 13 years in the first trimester of pregnancy in support of fertility treatments, there is nothing in this study to indicate that that safety record is to be questioned at all.

 Raymond Myers - The Benchmark Company - Analyst

 Okay, that's great news. And on the prepared call remarks, it was stated that the market for the 1 to 2 centimeters was estimated now to be $250 million to $275 million. Can you comment on the market size between 2 and 3 centimeters?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 This is Fred Wilkinson. Actually, as I mentioned, we are still conducting research to try to hone that down a little bit. At this point, we are really not prepared to go out and say anything more.

 Raymond Myers - The Benchmark Company - Analyst

 Okay. I won't push there. A question for Watson, Fred, does this accelerate the PROCHIEVE lifecycle extension programs that Watson is planning? And where do those stand?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 I don't think we could accelerate it any more than we are doing. We have been running at this full bore since the signing of the agreement. Both teams have been collaborating very effectively on preparing for second and third generation of the product and we are on track with trying to get that put in play. Obviously this gives us more excitement around that program, but I don't think it is going to change the timelines in any way.

 Raymond Myers - The Benchmark Company - Analyst

 Great. And then final question, can you comment on the salespeople that Watson has in place to sell Columbia's products? How many sales people has Watson trained so far?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 So, today we have two groups that are working with CRINONE for infertility. We have what we call our Uro/OB salesforce, which is about 100 folks that are calling on -- actually about 140 people that are calling on OB/GYN practices. And we also have another group that we call our SASs, our strategic account specialists, that there are about 55 of those that are calling on the infertility clinics.

And so -- (multiple speakers) just under 200 people that are trained on CRINONE for infertility. And obviously we will get to work as we get closer to the time of launch to get more folks trained up and get ready to go on the preterm labor program.

 Raymond Myers - The Benchmark Company - Analyst

 Great. And did you comment on when the publication might be released?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 We have not commented on that. Obviously we are working very aggressively to get a publication out so that then people can start working and start assessing the data. Our first audience is really the FDA though.

 Raymond Myers - The Benchmark Company - Analyst

 Great. Great news today. Thank you.

Operator

 Marc Goodman, UBS.

Matthew Harrison - UBS - Analyst

 Hi, good morning. It's Matthew in for Marc [Goodman]. Just two quick questions. One, can you talk about the steps necessary for inclusion into ACOG guidelines and how we should think about timing there? And then the second is can you talk more about the work that you will be doing to broaden the use of TVU?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Yes. So the steps really will follow acceptance of publication with that there are I think something like 15 authors on this publication. Many of them are instrumental in ACOG. Obviously both Watson and Columbia have relationships with ACOG and have been kind of seeding the work or seeding the information so that they are prepared to be evaluating what the study shows. I think it is possible for ACOG to respond to something until they see the data. The data really will be available once publication occurs and once the FDA has had an initial look at the results.

In relationship to TVUs, we have spent a significant amount of time trying to understand this market and understand when TVUs occur, when abdominal scans occur, and what it might take to change that process. It is very much of an insurance issue as well as a standard of practice issue and is one that we intend to put a significant effort behind. Again, once the data is available, it can be utilized in these discussions.

This will be an educational and a practice management type discussion and will occur probably from the top down working with first the payers and then going in to the -- with the folks who are effective in implementing these kind of changes.

Matthew Harrison - UBS - Analyst

 Thank you.

Operator

 Gregg Gilbert, Bank of America.

 Gregg Gilbert - BAS-ML - Analyst

 Thanks, good morning. I have a couple more general questions. First of all, I know you can't provide specific data for obvious reasons, but how clinically relevant do you see the results as being? And do you think this study in and of itself is enough to change clinical practice? And then I have a follow-up.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Well I would just comment generally, this is a landmark trial in the sense that it is the first trial of this size to show these results with PROCHIEVE 8% and to show evidence of improved infant outcome. So whether it is enough to convince people -- well I think wait until we have the publication out there and it has been peer reviewed and all the data and discussions starts to happen.

 Gregg Gilbert - BAS-ML - Analyst

 Okay. And then can you describe or walk us through the logistics of what happens at what weeks and months for women at risk and maybe how that would change specifically if your product were adopted? At what visit what equipment would be required? Perhaps what the cost would be of not just the product but the visit and service and etc. Just to frame sort of what would have to change without asking more about the data itself.

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Actually, I mean this is -- it feels like it is a mountain to climb. It is really not, it is more of a hill. In the sonography world within the OB/GYN environment, they have the equipment and are trained to do both vaginal and abdominal ultrasound. So things are in place and are used almost on a daily basis.

Transvaginal is generally done much earlier in the pregnancy than what we are looking for and about the time when between 18 and 24 weeks when you would be looking for when we would be implementing this recommended transvaginal is about the time they do abdominal. So our objective is going to be to kind of swap that out and to encourage people to do transvaginal at the 18 to 20 to 24 week timeframe. Equipment is in place, people are trained, it is a matter a making sure that they change the timeframe of when they do this work.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 And I would also add that one of the reasons they haven't tried to measure the cervical length at a lot of clinics now is because there is nothing that they could do about it. So now that there are demonstrated results from using PROCHIEVE 8%, I think that -- and once that information is more available people would see the benefit of doing an accurate measure of the cervix in mid pregnancy.

 Gregg Gilbert - BAS-ML - Analyst

 Thank you.

Operator

 Rich Silver, Barclays Capital.

 Rich Silver - Barclays Capital - Analyst

 Good morning and congratulations again. On the approval timetable, some of you are suggesting that this could be a priority review and that is the reason for a possible approval even in 2011.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Yes, we have already heard from the FDA that we have fast-track status, so we hope that we will get a priority review and get a six-month review time.

 Rich Silver - Barclays Capital - Analyst

 And in terms of the additional studies, at what point will you decide what those studies will be, how many there will be, over what period of time and obviously the cost involved?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Well that kind of falls back under Watson, so I will take that one. Actually I think this is all about the negotiations with the agency as to whether there will be a requirement for any additional studies. Obviously statistical significance was met with this trial and we are looking forward to presenting the data to the agency and getting their feedback. So at this point, we are really not preparing any additional trials. We're just waiting to see what discussions occur with the agency.

 Rich Silver - Barclays Capital - Analyst

 Sorry, Fred, I actually meant in terms of supplementing for marketing purposes post approval.

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 I think actually we are going to be focusing most of our attention on second and third generation products. So we may extend a look at extending into some additional market parameters in those trials but I doubt that we conduct anything on the current version.

 Rich Silver - Barclays Capital - Analyst

 Okay, thanks very much.

Operator

 David Risinger, Morgan Stanley.

 David Risinger - Morgan Stanley - Analyst

 Thanks very much. My question has been asked and answered.

Operator

 David Amsellem, Piper Jaffray.

 David Amsellem - Piper Jaffray - Analyst

 Thanks. Just a couple. Can you elaborate on the nature of the improvement in infant outcomes? I mean any specifics you can talk about regarding complications, or length of hospital stay, or NICU stays following birth? Thanks.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Good of you to ask but no, we can't make any further comment than what we have made so far. Again, we are protecting the data until we have discussed it with the FDA and also received agreement with a peer-reviewed journal.

 David Amsellem - Piper Jaffray - Analyst

 Okay. One more question for Fred, can you comment on the nature -- any specifics on the nature of the next generation product? And I guess the question here is what properties of the gels are you looking to improve upon?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 I think for competitive reasons, we are going to take a pass on that one too. Obviously we are looking at things that could improve the delivery of the product and really have not publicly identified what approach we are taking.

 David Amsellem - Piper Jaffray - Analyst

 All right, thanks.

Operator

 Frank Pinkerton, SunTrust.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Great, thanks. Just a very general background question here. I know CRINONE is approved but is the 8% for progesterone product that is already out there or is that something that will need to be launched after approval by the FDA?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 No, currently there are two versions of a product out there, a 4% and an 8%. There are actually two labels, or two names out there, CRINONE for 8% only and PROCHIEVE 4% and 8%. We are in the process right now of combining those labels and transferring them over to Watson's label instead of Columbia's label and we will be kind of normalizing the marketplace with a single label sometime during actually during the fourth quarter here, we are doing that.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Okay, great. And then just to make sure I get clarification, you made some comments around the salesforce earlier and then you made a general statement of we will need to train more up. Does that mean that Watson ultimately sees a salesforce expansion needed to launch this drug?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Well, if you have been following Watson, we have had several new entries into the women's healthcare line anyway and anticipate at least one more before the end of the year. So we are continuing evaluating the efforts that we have put behind the OB/GYN community. This is why CRINONE fits -- and PROCHIEVE fits so perfectly in here is that as we start to build out our line further and possibly -- it is probably going to be more of an adjustment of those people who are calling on OB/GYNs as opposed to an expansion although a small expansion is anticipated for this product. With just the emphasis of this from the Company's promotion is going to be more focused on the OB/GYN than any other audience.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Okay, great. And then just a final question, can you -- and I know you cannot give PREGNANT data specifically -- but earlier I guess there was a pro-term study that was run back in 2007. So can you just compare and contrast maybe those two studies what you think was the difference that allowed for the PREGNANT study to actually reach statistical significance? And then how the FDA is going to view a -- for lack of better simplicity -- one positive study and one statistically insufficient study? Thank you.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 The previous study that was published was a study that was done in women with a previous preterm birth. We had some women in the study with a previous preterm birth but it wasn't a large percentage of the population. So the previous study was just trying to show that PROCHIEVE worked to prevent a follow-on or secondary preterm birth. And we -- although we measured cervical length in that trial, we were not screening for it.

So we -- and we also removed a number of women from that trial that went and had cervical cerclage or had a compromised cervix. So in some ways you might say that we were removing a segment of the women that we were focusing on this time.

In this study, like I said, some of the women had a previous preterm birth but a majority did not. So that they were a lower risk group and the primary indication was, or the primary entry criteria, the only entry criteria was a cervical length between 10 and 20 millimeters as measured by transvaginal ultrasound in mid pregnancy.

In the previous trial, we did do a planned subset analysis which looked just at women with a cervical length less than 30 millimeters and then another subset analysis of those less than 28. And in both of those, we showed a statistically significant reduction in the risk of preterm birth. So it was based on that planned subset analysis, discussions with the FDA, and our other collaborators that we designed this study, the PREGNANT study.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Thank you.

Operator

 David Buck, Buckingham Research.

 David Buck - Buckingham Research Group - Analyst

 Yes, thanks. Just a couple of clarifications. First, you mentioned publication or meeting with the FDA first and then publication in a peer-reviewed journal. Is this something that you would expect to be on the docket to be presented at the ACOG meeting for next year?

And secondly, just can you review any other exclusion criteria for the study? And, Fred, if you could just repeat the market number that you mentioned, the market range? I just want to make sure I have that. Thanks.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 So in terms of the steps, is it -- first of all, to get the complete statistical analysis and report available and in a format that we can share with the FDA, to meet with the FDA to discuss the data, it's a pre-NDA meeting. And then at the same time, we are discussing publication with a couple of peer review journals. And we would want to have the publication out as soon as possible but the FDA prefers that they see the data first. And so that is the plan. Did I miss part of your question?

 David Buck - Buckingham Research Group - Analyst

 Would you also expect it to be (multiple speakers)

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Well, this was only in women with Singleton pregnancies so we excluded any women that had multiple pregnancies. And the age range was 15 to 45 years of age. But it was a global study, 40 centers around the world and you know primarily, they were healthy women many with their first pregnancy and their cervical length had to be between 10 to 20 millimeters.

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 And then the market size just to clarify, we estimate that if there is use for about 17 weeks on women that have a cervix measurement between 10 and 20 millimeters, they would be somewhere between $250 million to $275 million.

 David Buck - Buckingham Research Group - Analyst

 Okay, thanks. And just to clarify an actual presentation at the ACOG medical meeting, is that something we should expect as a goal for 2011?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Don't know. Obviously we hope there will be discussions clearly at ACOG. We don't know whether that will be where the actual presentation of the data is.

 David Buck - Buckingham Research Group - Analyst

 Got you. Thanks.

Operator

 Pascal Besman, JMP Securities.

 Pascal Besman - JMP Securities - Analyst

 Good morning. Congrats, great data. Could you help me understand TVU? How much do they cost right now? And in the real world setting would you expect they would get one TVU coming in and then even if their cervix continues to shorten stay on drug or would you expect to have continued confirmatory TVUs through the following nine weeks or so?

 Fred Wilkinson - Watson Pharmaceuticals, Inc. - EVP of Global Brands

 Cost of TVU varies dramatically as to whether you are doing it in your office or whether you are doing it in an institution. So the cost on that is something we are trying to get our arms around a little bit more and we will have that through the research that we are conducting at this particular point. So not really prepared to give you that. It is not a dramatically expensive test though.

So it is not one of those where it is thousands and thousands of dollars but we are trying to hone that down and I think it would be inappropriate for me to give you an answer right now.

We do anticipate though that there will be probably one maybe two TVUs during treatment or to initiate treatment. Once they have decided that there is a short cervix, there is not a lot of value in continuing to measure, just a matter of treating and continuing the treatment through the rest of the pregnancy.

 Pascal Besman - JMP Securities - Analyst

 Understood. And then just one thing on the stat just to be semantically pedantic, you said that the trial met the statistical significance and it met its primary endpoint. I believe that the primary endpoint was a p-value of 0.01 whereas stat significance starts at 0.05. So which is it?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 I'm sorry. Could you repeat the question?

 Pascal Besman - JMP Securities - Analyst

 I believe that your primary endpoint was a p-value of less than 0.01 whereas your press release and your statement is saying that you were statistically significant which starts at p-value 0.05. So I am curious, did we meet p 0.01 or better?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 The endpoint was to be statistically significant. I think you are confusing what was in the trial -- I mean was it was in our contract relative to milestone payments, and what would be viewed as statistically significant.

 Pascal Besman - JMP Securities - Analyst

 So the primary endpoint is a p of 0.05 or better?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 That would be statistically significant.

 Pascal Besman - JMP Securities - Analyst

 Okay.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 A p-value of 0.05 or better would be statistically significant, yes.

 Pascal Besman - JMP Securities - Analyst

 So there was no lower p-value required by the fact that you are doing only one trial here?

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 We don't know until we talk to the FDA but I can't tell you what the specific p-value was. All I can say is it was statistically significant.

 Pascal Besman - JMP Securities - Analyst

 Got it. Thanks. Great trial.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

 Thank you.

Operator

 That is all the time allotted for this morning's call. I would now like to turn the call back over to Mr. Frank Wilkinson.

 Frank Condella - Columbia Laboratories, Inc. - President and CEO

Sorry it's Frank Condella and Fred Wilkinson and this is Frank, so I will finish it up. Thank you all for joining the call today. We are extremely pleased by the positive results that were achieved in the PREGNANT study. And we look forward to discussing the data with the FDA. We intend to submit an NDA for PROCHIEVE 8% and its potential new indication in the second quarter of 2011 and plan to submit more detailed findings from the trial for peer-reviewed presentation or publication as soon as possible. I think we have hammered that one home in terms of the timing relative to the data.

So we really appreciate your ongoing support and we wish everyone a very happy holiday season. Thank you.

Operator

 Ladies and gentlemen, that does conclude today's conference. You may all disconnect and have a wonderful day.